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                                                                  EXHIBIT 10.104

                            AGREEMENT FOR SETTLEMENT
                              AND RELEASE OF CLAIMS

          This Agreement for Settlement and Release of Claims (the "Agreement") is entered into as of the 3 day of April, 2002, by and between SPC Electronics America, Inc. ("SPCA") and P-Com, Inc. ("P-Com").

                                    RECITALS

          WHEREAS, P-Com ordered certain microwave communications systems and products (the "Products") from SPCA for resale to Winstar Communications, Inc. ("Winstar"); and,

          WHEREAS, on April 18, 2001, Winstar filed for protection under Chapter 11 of the U.S. Bankruptcy Code; and,

          WHEREAS, in light of the Winstar bankruptcy, SPCA and P-Com desire to compromise, resolve and settle their accounts related to the accounts receivable and work-in-process inventory ("WIP") set forth on Exhibit A, attached hereto and incorporated herein, totaling $1,865,056.54, (the "Debt") of which $765,056.54 is allocable to SPCA's outstanding accounts receivable for Products delivered to P-Com ("Accounts Receivable") and $1,100,000 is allocable to Products currently existing as WIP.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and the exchange of good and valuable consideration, the parties hereby agree as follows:

                                   Article I.

                        PAYMENT AND SCHEDULE OF PAYMENTS

          1.1 Payment. P-Com agrees to pay SPCA the sum of USD $1,815,056.54 payable in US dollars and stock of P-Com in installments by wire transfer, delivery of stock certificates, or other mutually agreeable method as set forth below. The cash portion of the payment shall be $915,056.54. The stock portion of the payment shall be in common shares of P-Com, Inc., (the "Shares") equal to $900,000, valued as forth in Section 4.4.

          1.2 Prior Payment. The Parties acknowledge that P-Com paid to SPCA $50,000 on February 25, 2002 and $50,000 on March 15, 2002 as the first and second payments, respectively, allocable to the Accounts Receivable;

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          1.3  Schedule of Payments. The remaining payments shall be made as per the schedule below:

----------------------------------------------------
                                  PAYMENTS
                          --------------------------
        DATE                  CASH           STOCK
----------------------------------------------------
March 15, 2002            $    50,000*      $900,000

April 15, 2002            $    50,000          --

May 15, 2002              $    50,000          --

June 15, 2002             $    50,000          --

July 15, 2002             $    50,000          --

August 15, 2002           $    50,000          --

September 15, 2002        $ 65,056.54          --

October 15, 2002          $    50,000**        --

November 15, 2002         $    50,000          --

December 15, 2002         $    50,000          --

January 15,2003           $    50,000          --

February 15, 2003         $    50,000          --

March 15, 2003            $    50,000          --

April 15, 2003            $    50,000          --

May 15, 2003              $    50,000          --

June 15, 2003             $    50,000          --

July 15, 2003             $   100,000          --
----------------------------------------------------

*This payment has been received.
**Beginning with the October payment, SPCA shall begin releasing the WIP to P-Com in proportion to the payments made by P-Com.

          0.4 Satisfaction of Debt. This Agreement, and assuming all payments are made as required hereunder, consitutes full and final satisfaction of the Debt.

                                   Article II.

                     REPRESENTATIONS AND WARRANTIES OF P-COM

          P-Com represents and warrants to SPCA as follows:

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          2.1  Organization and Standing; Articles and Bylaws. P-Com is a
corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware.

          2.2 Corporate Power. P-Com has all requisite power and authority to execute and deliver this Agreement and to sell and issue the Shares hereunder.

          2.3 Capitalization. The authorized capital stock of P-Com immediately prior to execution of this Agreement, will consist of 145,000,000 shares of common stock and 2,000,000 shares of preferred stock. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. The Shares, when issued pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable P-Com capital stock.

          2.4 Authorization. All corporate action on the part of P-Com, its officers, directors and stockholders, necessary for (i) the authorization, execution and delivery of the Agreement by P-Com, (ii) the authorization, sale, issuance and delivery of the Shares has been taken. The Agreement, when executed and delivered by P-Com, will constitute valid and binding obligations of P-Com, enforceable in accordance with their respective terms.

          2.5 Offering. P-Com has not, either directly or through any agent, offered any securities to or solicited any offers to acquire any securities from, or otherwise approached, negotiated or communicated in respect of any securities with, any person or entity in such a manner as to require the offer or sale of the Shares to be registered pursuant to the provisions of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder or the securities laws of any state. Neither P-Com nor anyone acting on its behalf will take any action that would cause any such registration to be required (including, without limitation, any offer, issuance or sale of any security of P-Com under circumstances that might require the integration of such security with the Shares under the Securities Act or the rules and regulations of the Commission thereunder) which might subject the offering, issuance or sale of the Shares to the registration provisions of the Securities Act. Assuming the truth and accuracy of SPCA's representations and warranties in Article 3 hereof, the issuance of the Shares is exempt from registration under the Securities Act. P-Com has complied with all federal and state securities and blue sky laws in all issuances and purchases of its capital stock prior to the date hereof and has not violated any law in making such issuances and purchases of its capital stock prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky laws shall be filed on a timely basis.

          2.6 Blue Sky. P-Com has or shall have obtained all necessary "Blue Sky" law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and placement of the Shares as contemplated herein.

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                                  Article III.

                     REPRESENTATIONS AND WARRANTIES OF SPCA

          SPCA hereby represents and warrants to P-Com with respect to the Shares it will receive in satisfaction of its debt as follows:

          3.1 Organization and Standing. SPCA is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Georgia.

          3.2 Authorization. All corporate action on the part of SPCA, its officers, directors and shareholders, necessary for (i) the authorization, execution and delivery of the Agreement by SPCA, and (ii) the performance of all of the SPCA's obligations under the Agreement, has been taken.

          3.3 Investment. SPCA is acquiring the Shares for its own account, and is not acquiring the Shares with the view to, or for resale in connection with, any distribution in violation of the Securities Act.

          3.4 Accredited Investor. SPCA is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          3.5 Rule 144. SPCA acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about SPCA, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

               3.6 Legends. It is understood that the certificates evidencing the Shares may bear the following legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION

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          STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT
          OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS SOLD PURSUANT
          TO RULE 144 OF SUCH ACT."

                             REGISTRATION OF SHARES

          0.1 Obligation to Register the Shares. As soon as practicable after the execution of this Agreement, P-Com will file a Form S-3 registering the Shares and P-Com will use its best efforts to cause the Form S-3 to become effective with 120 days of filing. Once effective, P-Com will use its best efforts to keep the Form S-3 effective for use by SPCA for a period of no less than two (2) years.

          0.2 Failure to Register the Shares. If P-Com fails to have the Form S-3 declared effective within 120 days of the execution of this Agreement, SPCA shall, in its sole discretion, either: 1) demand payment of the $900,000 in cash; or 2) agree to extend the period of time in which the Form S-3 registration statement must become effective. The payment shall be paid in cash by wire transfer to SPCA within fifteen (15) days of such demand. If SPCA chooses to demand payment of the cash, once the payment has been received by SPCA, then SPCA shall cooperate with P-Com and take all actions necessary to ensure return and cancellation of the Shares to P-Com.

          0.3 Failure to Keep Form S-3 Effective. If, within the two year period set forth in Section 4.1 above, P-Com fails to keep the Form S-3 effective for use by SPCA at anytime while SPCA still holds any of the Shares, P-Com shall have a period of no more than thirty (30) days to have the Form S-3 declated effective again. If the Form S-3 has not been declared effective within the thirty (30) day period, then SPCA shall have the option, in its sole discretion, to demand a payment in cash of any amount of the $900,000 remaining to be paid to SPCA (the "Remaining Cash Payment"). The amount of the Remaining Cash Payment shall be calculated by subtracting the amount of cash that SPCA has received (minus any broker's fees and expenses) from sales of the Shares from $900,000. The Remaining Cash Payment shall be paid in cash by wire transfer to SPCA within fifteen (15) days of such demand. If SPCA chooses to demand the Remaining Cash Payment, then once the cash payment has been received, it shall cooperate with P-Com and take all actions necessary to ensure the return and cancellation of any of the Shares still held by SPCA to P-Com.

          0.4 Pricing of Shares. The price per share to be used in calculating the number of shares to be issued to SPCA shall be the average of the high and low prices as reported on the NASDAQ Stock Market for the five (5) trading days preceding the execution of this Agreement.

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                              MISCELLANEOUS ISSUES

          0.1 Release of Test Equipment. Upon execution of this Agreement, SPCA shall release to P-Com all P-Com owned test equipment (the "Test Equipment"). P-Com shall be responsible for all costs required to transport the Test Equipment from SPCA's parent's warehouse in Tokyo, Japan.

          0.2 Confirmation of WIP. All of the SPCA material set forth on Exhibit A related to the Winstar production will be reviewed and confirmed by P-Com as resulting from orders placed by P-Com.

          0.3 Release. Except as provided in Article 5.4 below and in consideration of the reciprocal releases contained herein and the payments outlined in Article1 above, SPCA and P-Com, for themselves and for their respective officers, directors, employees, agents, affiliates, lenders, partners, investors, successors and assigns (the "Related Persons"), fully and forever release, remise and discharge each other and their Related Persons of and from any and all claims, demands, damages, debts, liabilities, losses, accounts, obligations, costs and expenses (including reasonable attorneys' fees and expenses) and other relief of any nature whatsoever, whether known or unknown, whether in law or in equity, that any of them ever had, now has or hereafter shall or may have arising out of or in any way relating to the order, manufacture and supply of the Products by SPCA for P-Com for resale to Winstar, for such claims arising out of transactions between the parties prior to or as of the date of this Agreement.

          0.4  Limitation of Release. This letter and the release set forth in
Article 5.3 above is not intended and shall not be construed as a release or discharge of SPCA's continuing obligations for warranty, indemnification, and other product support related clauses and the all agreements between SPCA and P-COM shall remain in full force and effect as provided therein.

          0.5 Waiver Section 1542 California Civil Code. P-Com and SPCA each expressly waives and releases any and all rights and benefits under Section 1542 of the Civil Code of the State of California (OR ANY ANALOGOUS LAW OF ANY OTHER STATE), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing

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the release, which, if known by him, must have materially affected his settlement with the debtor."

          0.6 No Admission of Liability. Nothing contained in this Agreement shall constitute or be treated as an admission by the either party of liability, of any wrongdoing, or of any violation of law. This letter shall be construed and interpreted in accordance with the laws of the State of California.

          0.7 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of each party's successors and assigns. Notwithstanding the foregoing, neither party shall either voluntarily or by operation of law assign or transfer its rights under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, except that SPCA may, at its option, transfer its rights under this Agreement to its parent, an affiliate or subsidiary, provided all of the requirements of all applicable state and federal securities regulations are satisfied.

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IN WITNESS WHEREOF, the parties have executed this Agreement for Settlement and
Release of Claims on the day and year first set forth above.

                  SPC ELECTRONICS AMERICA, INC.:

                  By: /s/ Akira Kameishi
                     -------------------------------------------
                  Name:  Akira Kameishi
                  Title: Vice President


                  P-COM, INC.:

                  By: /s/ Leighton Stephenson
                     -------------------------------------------
                  Name:  Leighton J. Stephenson
                  Title: Vice President, Chief Financial Officer

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